EXHIBIT 99.1

Contacts:

John Farr

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

PERVASIVE SOFTWARE REPORTS RESULTS

FOR ITS FOURTH QUARTER AND FISCAL YEAR 2005

Pervasive Achieves Profitability for Four Consecutive Years and Eighteen Consecutive

Quarters, with Sequential Quarter Profitability Growth of 73%

AUSTIN, TEXAS—July 26, 2005—Pervasive Software® Inc. (Nasdaq:PVSW), a global value leader in data infrastructure software, today announced results for the fourth fiscal quarter and fiscal year ending June 30, 2005. Our fourth quarter results for revenue and GAAP-basis diluted earnings per share are at the top end of the guidance provided for the quarter in our press release dated April 19, 2005. We have now achieved profitability for eighteen consecutive quarters and four consecutive fiscal years.

Revenue, as reported under generally accepted accounting principles (GAAP), was $12.6 million for the fourth quarter of fiscal year 2005, compared to $14.5 million for the fourth quarter of last fiscal year. Net income was $1.7 million, or $0.07 diluted earnings per share, for the fourth quarter, compared to net income of $2.7 million, or $0.11 diluted earnings per share, for the fourth quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $2.0 million, or $0.09 diluted earnings per share, in the fourth quarter of fiscal year 2005, compared to pro forma net income of $3.0 million, or $0.12 diluted earnings per share, in the fourth quarter of last fiscal year.

Pervasive continued to generate positive cash flow from operations with $2.0 million in the fourth quarter of fiscal 2005, ending the quarter with $37.4 million in cash and marketable securities and no debt.

“We are pleased with the results we achieved in the June quarter, delivering revenue and profitability at the high end of our expectations,” said Dave Sikora, president and CEO, Pervasive Software. “The strong differentiation of Pervasive’s low cost, high value data management and integration solutions continues to resonate well with our customers. In an IT spending environment that continues to be very ROI-conscious and highly disciplined, our results have been commendable and I am pleased to say that we closed out our fiscal year with our fourth consecutive year of profitability. We continue to deliver on the strategic roadmap we put forth over three years ago, building a company positioned to seize opportunities in a data infrastructure software market defined by increasing levels of maturation and commoditization.”

Revenue, as reported under GAAP, for the full fiscal year ended June 30, 2005, was $48.4 million, compared to $49.6 million for the previous fiscal year. Net income was $4.0 million, or $0.17 diluted earnings per share, for the full fiscal year, compared to net income from continuing operations of $7.3 million, or $0.33 diluted earnings per share, for the previous fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $5.3 million, or $0.23 diluted earnings per share for the fiscal year ended June 30, 2005, compared to pro forma net income from continuing operations of $9.1 million, or $0.42 diluted earnings per share, for the previous fiscal year.

Business Outlook

Pervasive is required to begin accounting for stock options in accordance with Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”), beginning on July 1, 2005, which means the quarter ending September 30, 2005 will be the first quarter in which Pervasive is required to reflect expenses associated with stock options in its GAAP-basis income statement.

For the first fiscal quarter ending September 30, 2005, Pervasive expects revenue to be in the range of $11.3 million to $12.3 million and pro forma diluted earnings per share of $0.03 to $0.06. Pro forma profitability is expected to exclude amortization of purchased intangibles of approximately $0.3 million and, for the first time, stock option based compensation expense of approximately $0.9 million, together representing approximately $0.05 per share in the first quarter of fiscal year 2006, resulting in GAAP-basis diluted earnings (loss) per share of approximately ($0.02) to $0.01.

The expectation for revenue for the quarter ending September 30, 2005, reflects a sequential decrease from the quarter ended June 30, 2005 due primarily to the typical international seasonality the company experiences in the summer months.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the write-off of in-process research and development, the amortization of purchased intangibles, and stock option based compensation expense. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5 P.M. Eastern time. The dial-in numbers for the call are 800.862.9098 or 785.424.1051. The conference ID is “PVSW”. The conference call may also be accessed live over the Web at http://www.pervasive.com/ircalendar. Check the site before the call for login information. Replay will be available 6 P.M Eastern Tuesday, July 26, to midnight, Thursday, August 4, by dialing 888.214.9522 or 402.220.4934, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	2005	2004	2005	2004
Revenues:
Product licenses	$9,473	$11,688	$36,978	$40,967
Services and other	3,089	2,817	11,374	8,641

Total revenue	12,562	14,505	48,352	49,608

Costs and expenses:
Cost of product licenses	581	574	2,273	1,712
Cost of services and other	1,396	1,618	5,213	5,519
Sales and marketing	5,024	5,394	21,313	18,311
Research and development	2,673	2,828	11,084	9,983
General and administrative	1,327	1,312	4,753	5,228
Write-off of acquired in-process research and development	—	—	—	1,084

Total costs and expenses	11,001	11,726	44,636	41,837

Operating income	1,561	2,779	3,716	7,771

Interest and other income, net	224	72	561	293
Income tax provision	(90)	(200)	(268)	(750)

Net income	1,695	2,651	4,009	7,314

Diluted earnings per share:	$0.07	$0.11	$0.17	$0.33

Shares used in computing diluted earnings per share	23,287	23,922	23,353	21,951

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three months and fiscal years ended June 30, 2005 and June 30, 2004 on subsequent pages of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30, 2005			Twelve months ended June 30, 2005
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$9,473	$—	$9,473	$36,978	$—	$36,978
Services and other	3,089	—	3,089	11,374	—	11,374

Total revenue	12,562	—	12,562	48,352	—	48,352

Costs and expenses:
Cost of product licenses	581	(317)	264	2,273	(1,268)	1,005
Cost of services and other	1,396	—	1,396	5,213	—	5,213
Sales and marketing	5,024	—	5,024	21,313	—	21,313
Research and development	2,673	—	2,673	11,084	—	11,084
General and administrative	1,327	—	1,327	4,753	—	4,753

Total costs and expenses	11,001	(317)	10,684	44,636	(1,268)	43,368

Operating income	1,561	317	1,878	3,716	1,268	4,984

Interest and other income, net	224	—	224	561	—	561
Income tax provision	(90)	—	(90)	(268)	—	(268)

Net income	1,695	$317	$2,012	$4,009	$1,268	$5,277

Diluted earnings per share:	$0.07		$0.09	$0.17		$0.23

Shares used in computing diluted earnings per share	23,287		23,287	23,353		23,353

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of $0.3 million and $1.3 million of purchased intangibles amortization related to the Data Junction acquisition for the three and twelve month periods ended June 30, 2005, respectively.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30, 2004			Twelve months ended June 30, 2004
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$11,688	$—	$11,688	$40,967	$—	$40,967
Services and other	2,817	—	2,817	8,641	—	8,641

Total revenue	14,505	—	14,505	49,608	—	49,608

Costs and expenses:
Cost of product licenses	574	(317)	257	1,712	(739)	973
Cost of services and other	1,618	—	1,618	5,519	—	5,519
Sales and marketing	5,394	—	5,394	18,311	—	18,311
Research and development	2,828	—	2,828	9,983	—	9,983
General and administrative	1,312	—	1,312	5,228	—	5,228
Write-off of acquired in-process research and development	—	—	—	1,084	(1,084)	—

Total costs and expenses	11,726	(317)	11,409	41,837	(1,823)	40,014

Operating income	2,779	317	3,096	7,771	1,823	9,594

Interest and other income, net	72	—	72	293	—	293
Income tax provision	(200)	—	(200)	(750)	—	(750)

Net income	2,651	$317	$2,968	$7,314	$1,823	$9,137

Diluted earnings per share:	$0.11		$0.12	$0.33		$0.42

Shares used in computing diluted earnings per share	23,922		23,922	21,951		21,951

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments related to the Data Junction acquisition consist of (a) the write-off of acquired in-process research and development costs and (b) $0.3 million and $0.7 million for the three and twelve month periods ended June 30, 2004, respectively.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2005	June 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$37,391	$34,619
Trade accounts receivable, net	7,398	9,348
Prepaid expenses and other current assets	1,772	1,545

Total current assets	46,561	45,512

Property and equipment, net	2,422	2,530

Purchased technology, net	5,879	6,616
Goodwill	38,953	38,955
Other assets	390	255

Total assets	$94,205	$93,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,781	$9,593
Deferred revenue	5,681	5,190

Total current liabilities	11,462	14,783

Stockholders’ equity	82,743	79,085

Total liabilities and stockholders’ equity	$94,205	$93,868